 Exhibit 4

MINUTES No. 241 OF THE SUPERVISORY COMMITTEE’S MEETING

In the City of Buenos Aires, on May 9, 2011, the undersigning members of the Supervisory Committee of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (EDENOR S.A. or the Company) held a meeting at the corporate office located at Avenida del Libertador 6363, 11th Floor, City of Buenos Aires. At 10:00 a.m. and after verifying legal and statutory quorum, Mr. José Daniel Abelovich, member and Chairman of the Supervisory Committee, declared the meeting duly opened to consider the following first Item of the Agenda: 1) CONSIDERATION OF THE FINANCIAL STATEMENTS FOR THE FIRST QUARTER ENDED MARCH 31, 2011, THEIR NOTES, SCHEDULES AND SUPPLEMENTARY DOCUMENTS. Mr. Abelovich stated that as members of the Supervisory Committee have been provided access to and timely delivery of the documents related to the fiscal year under consideration, as well as the independent auditor's report, the Committee has reviewed it, as well as the remaining documents including the supporting documents of the such auditors’ report, whose criteria were shared by the Committee. As a result of the analysis conducted by the members of the Supervisory Committee, and having all of them been aware of the documents and decisions made by the corporate bodies, Mr. Abelovich moved to approve all decisions. After discussion, the motion was unanimously approved. The Chairman proposed considering the SECOND ITEM of the Agenda: 2) SUPERVISORY COMMITTEE’S REPORT AND OTHER RELATED DOCUMENTS. SIGNATURE AUTHORIZATION, IF APPLICABLE. Mr. Abelovich stated that the Supervisory Committee shall issue its report and requested all attendees to consider a draft report. Immediately thereupon, after discussion, said report was unanimously approved, ad-referendum of the approval of the financial statements therein considered by the Board of Directors’ Meeting called on May 9, 2011. Furthermore, Mr. Abelovich was authorized to sign said report, as well as the remaining documents previously described, which were transcribed below:

Supervisory Committee’s Report

To the Shareholders of
Empresa Distribuidora y Comercializadora Norte S.A. (Edenor S.A.)

1.
In accordance with the provisions of section 294 of Argentine Companies Law No. 19,550, the Rules of the Argentine Securities and Exchange Commission (Comisión Nacional de Valores) and the Regulations of the Buenos Aires Stock Exchange, we have conducted a limited review of the general balance sheet of Empresa Distribuidora y Comercializadora Norte S.A. (Edenor S.A.) (hereinafter referred to as “EDENOR S.A.”) as of March 31, 2011, the related statement of income, statement of changes in stockholders´ equity and statement of cash flow for the three-month period then ended, and supplementary notes 1 to 26 and exhibits A, C, D, E, G and H thereto. We have further conducted a limited review of the consolidated general balance sheet of Edenor S.A. with its subsidiaries as of March 31, 2011 and the consolidated statement of income and the consolidated statement of cash flow for the three-month period then ended, which are disclosed as supplementary information. The preparation and issue of the financial statements are the Company’s responsibility.

2.
Our review was conducted in accordance with prevailing auditing standards. Such standards require financial statements to be reviewed subject to the procedures set forth by Technical Resolution No. 7 of the Argentine Federation of Professional Councils of Economic Sciences for limited reviews of interim financial statements, including the verification of the consistency of the documents reviewed with the information on corporate decisions, as disclosed in minutes, and the conformity of those decisions to the law and the Company’s by-laws insofar as concerns formal and documentary aspects. Our review was conducted based on the audit performed by the Company’s independent auditors, Price Waterhouse & Co. S.R.L., who issued an unqualified limited review report dated May 9, 2011. A limited review mainly consists in applying analytic methods to the figures disclosed in the financial statements and making inquiries to the Company’s personnel responsible for preparing the information included in the financial statements and its subsequent analysis. The scope of this review is considerably inferior to an audit, which is focused on rendering an opinion on the financial statements considered as a whole. Consequently, we do not render such an opinion. We have not assessed any business administrative, financing, and marketing decisions, as they fall within the exclusive competence of the Board of Directors and the Shareholders’ Meeting.

3.
Based on our review, the scope of which is set forth hereinabove, we inform that EDENOR S.A.’s financial statements and its consolidated financial statements described in item 1., prepared in accordance with the accounting rules in force in the City of Buenos Aires, take into account all significant facts and circumstances we are aware of, and we have no objections to make in this respect.

4.	The provisions of section 294 of Argentine Companies Law No. 19,550 have been duly met.

City of Buenos Aires, May 9, 2011

By Supervisory Committee

José Daniel Abelovich
Regular Member

There being no further issues to transact, the meeting was adjourned at 10:45 a.m. by Mr. Abelovich.

José Daniel Abelovich	Jorge Pardo	Javier Errecondo